Exhibit 10.20

PRIVATE AGREEMENT

between

Brera Holdings PLC with registered office in Connaught House, 5th Floor, One Burlington Road, Dublin 4, D04 C5Y6, Ireland, a company incorporated under Irish law, registered with the Dublin Companies Registrar under no. 721923, Italian tax code 91058900, in the person of its pro tempore legal representative Sergio Scalpelli,

and

Marco Sala, born in Lecco on 17 August 1981, domiciled in Milan, via Gargano n. 46, tax code SLA MRC 81M17 E507,

hereinafter also jointly referred to as “the Parties”,

WHEREAS:

-	On 21 June 2018, Mr. Marco Sala was appointed, until revocation, Sole Director of Brera Milano S.r.l., formerly KAP S.r.l., Tax Code and Business Registry number 09703750969, with registered office in Milan, via Ripamonti n. 1/3;

-	On 29 July 2022, Brera Holdings PLC purchased the shares representing the entire share capital of Brera Milano S.r.l., becoming its sole shareholder;

-	It is the intention of Brera Holdings PLC to appoint a new Sole Director to replace Mr. Marco Sala, preventing the onset of any conflicts;

-	Mr. Marco Sala is willing to voluntarily resign from office;

-	Mr. Marco Sala, as Sole Director of Brera Milano S.r.l., is still a creditor towards the same Brera Milano S.r.l. for the amount of approximately Euro 43,000 (forty-three thousand) by way of residual emoluments for the office, accrued during the current year 2022 and not paid by the company;

-	Mr. Marco Sala claims the right to receive from Brera Milano S.r.l. an indemnity of Euro 11,000 (eleven thousand) by way of severance;

-	The Parties therefore intend to reach an amicable agreement to settle any pending issues, current or potential, that may find a basis in the organic relationship between Mr. Marco Sala and Brera Milano S.r.l.;

With all the above stated, to form an integral part of this agreement,

IT IS AGREED

as follows.

1.	Mr. Marco Sala undertakes to resign from the position of Sole Director of Brera Milano S.r.l. during the ordinary shareholders’ meeting of the company to be held today in full form.

2.	Mr. Marco Sala undertakes to forfeit, and hereby forfeits, to receive from Brera Milano S.r.l. the residual amount of approximately Euro 43,000 (forty-three thousand) by way of emoluments for the position of Sole Director accrued and not paid by Brera Milano S.r.l. during the current year 2022, also acknowledging it at the shareholders’ meeting.

3.	Mr. Marco Sala also undertakes to forfeit, and hereby forfeits, to receive from Brera Milano S.r.l. the indemnity of Euro 11,000 (eleven thousand) which would be due to him by way of severance, also acknowledging it at the meeting.

4.	As consideration for the commitments assumed by Mr. Marco Sala referred to at points 1., 2. and 3. of the present agreement, Brera Holdings PLC undertakes to pay Mr. Marco Sala the total and all-inclusive amount of Euro 43,000 (forty-three thousand.)

5.	The Parties agree that Brera Holdings PLC will make the payment of the agreed amount of Euro 43,000 (forty-three thousand) referred to at point 4 above within 5 (five) days of the signing of this agreement and on the condition of effective fulfillment of the commitments undertaken by Mr. Marco Sala referred to at points 1., 2. and 3. of this agreement.

Said payment shall be made by bank transfer to Mr. Marco Sala’s bank account: IBAN IT94B0347501605CC0010437860.

6.	With the exact fulfillment of the payment obligation agreed to per point 4. above, Mr. Marco Sala, also recalling the waivers referred to at points 2. and 3. of the present agreement, acknowledges that he expects nothing else from Brera Milano S.r.l. for any title, reason, or cause, particularly in relation to the office of Sole Director of Brera Milano S.r.l. and of the relevant activity carried out by him in that capacity.

7.	With the exact fulfillment of the commitments assumed by Mr. Marco Sala referred to at points 1., 2. and 3. above, Brera Holdings PLC thanks Mr. Marco Sala for the work done and declares that it recognizes Mr. Marco Sala ample discharge for the work carried out during his tenure as Sole Director of Brera Milano S.r.l.

8.	What agreed to in the present agreement is subject to Italian law and to the competence of the Italian jurisdiction.

Any and all disputes that might arise in relation to this private agreement, including, by way of example but not of limitation, those relating to its validity, effectiveness, interpretation, execution and resolution, will be the exclusive jurisdiction of the Court of Milan.

9.	The Parties mutually acknowledge that the agreements covered by this document are the result of their common will and of free negotiations between them, without prejudice to the application of articles 1341 and 1342 of the Italian civil code.

Read, confirmed and signed.

Milan, 30 November 2022

Brera Holdings PLC	Marco Sala
Sergio Scalpelli	/s/ Marco Sala
/s/ Sergio Scalpelli